EXHIBIT 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Agreement is entered into as of November8, 2016 (the “Effective Date”) by The Joint Corp., a Delaware corporation (“The Joint”), and JohnMeloun (“Executive”).

Background

The Joint desires to retain Executive’sservices in as Chief Financial Officer of The Joint, and Executive desires to provide those services to The Joint, on the termsof this Agreement.

Now, therefore, in consideration of theirmutual promises and intending to be legally bound, the parties agree as follows:

1.	Definitions

Certain capitalized terms used in this Agreementare defined in the attached Exhibit A.

2.	Employment

The Joint shall employ Executive on a full-timebasis as its Chief Financial Officer with such management duties and responsibilities as set forth in The Joint’s bylawsand as directed by the Chief Executive Officer of The Joint plus those initial objectives and responsibilities contained in ExhibitB, which are incorporated herein by this reference. Executive shall report to The Joint’s President and Chief ExecutiveOfficer.

3.	Term

The initial term of this Agreement shallbegin on the Effective Date and end on December 31, 2017, subject to earlier termination as provided in Paragraph 11. Executiveshall be employed on an at-will basis and may terminate his employment and may be terminated from his employment at any time bythe Board with or without cause, subject to the severance payment and other provisions set forth in Paragraph 11, below.Not less than 60 days before the expiration of the Term, the Joint and Executive will enter into good faith negotiations regardingthe extension or mutually agreed renewal of the term.

4.	Base Salary and Bonus Opportunity

(a)               The Joint shall pay Executive a base salary for Executive’s services in accordance with The Joint’s normalsemi-monthly payroll practices. Salary payments to Executive shall be reduced for applicablewithholding taxes and other payroll deductions required by law or authorized by Executive. Executive’s base salary shallbe: $185,000.00 per year.

(b)              During the Term, the Executive shall be eligible to receive an annual cash bonus, with a target of up to 40% of Executive’sbase salary, depending upon discretionary criteria established by the Company’s board of directors. This bonus shall be proratedfor service during calendar 2016. Bonus payments shall be determined after the completion of The Joint’s annual audit onor about March 1 of each year. The Joint shall pay any bonus payable to Executive no later than March 15 of the year after theend of the year for which the bonus is earned.

5.	Stock Options and Stock Incentives

(a)               Executive shall be eligible to participate in any stock option plan that The Joint may adopt, pursuant to which, in thediscretion of The Joint’s board of directors (or of the committee of the board administering the plan for executive officersand senior management), Executive may be granted (i) options to purchase shares of The Joint common stock or (ii) restricted stockunits to be settled in shares of The Joint common stock or cash, or a combination of the two. The parties anticipate that (i) theexercise price of any option granted to Executive would be the closing price of The Joint common stock on the date of the optiongrant (the “grant date”) and that (ii) the option would vest over four years, provided that Executive remainsemployed by The Joint, with 25% of the option shares vesting on each of the first four anniversaries of the grant date. The partiesanticipate that any award of restricted stock units to Executive would vest in a similar manner

(b)              Executive shall receive a grant of stock options under The Joint’s stock plan as soon as practicable following theEffective Date, in the amount of 35,000 shares, on the terms described in subparagraph (a), above, such stock options to be qualifiedas “incentive stock options” pursuant to Section 422 of the Internal Revenue Code.

6.	Employee Benefits.

(a) Executive shallbe entitled to participate in all health care plans and other employee benefits, including but not limited to a 401(k) plan thatThe Joint may provide to its employees generally (or to its executive officers and senior management) from time to time, in accordancewith the terms of participation of the plans and policies under which those benefits are provided. Executive shall be entitledto four weeks of vacation annually. Upon the termination of Executive’s employment, he shall be entitled to receive the cashvalue of any unused vacation and sick leave.

(b) The Joint shallreimburse Executive in accordance with the Joint’s policies and procedures for reasonable travel and related expenses incurredin connection with Executive’s performance of his duties pursuant to this Agreement.

7.	Confidentiality Covenant

(a)	During Executive’s employment by The Joint and continuing indefinitely following thetermination of Executive’s employment, regardless of the reason for or circumstances of Executive’s termination, Executiveshall treat all Confidential Information as secret and confidential (Executive’s “Confidentiality Covenant”).

(b)	Executive shall not under any circumstances directly or indirectly (i) disclose any ConfidentialInformation to a third party (except as required in the normal course of Executive’s duties or by a court order or as expresslyauthorized by The Joint’s board of directors or its president and chief operating officer) or (ii) use any Confidential Informationfor Executive’s own account or the account of any other person or entity.

(c)	All correspondence, files, records, documents, memoranda, reports and other items in whateverform or medium containing or reflecting Confidential Information, whether prepared by Executive or otherwise coming into Executive’spossession, shall remain The Joint’s exclusive property. Upon the termination of Executive’s employment, or at anyother time that The Joint requests, Executive shall promptly turn over to The Joint all written or tangible Confidential Informationthat may be in Executive’s possession or control (including all copies and summaries and notes derived from ConfidentialInformation).

8.	Nonsolicitation and Noncompetition Covenant

(a)	Regardless of the reason for or circumstances of Executive’s termination, during Executive’s employment by TheJoint and for a period of 12 months beginning on the date of termination of Executive’s employment and ending on the firstanniversary of that date (the “Covenant Period”), Executive shall not directly or indirectly do any of the following(Executive’s “Nonsolicitation and Noncompetition Covenant”):

(1)	solicit for a Competing Business any franchisee, customer or account of The Joint during the 12-month period ending on thedate of termination of Executive’s employment; or

(2)	solicit for employment or hire away any employee of The Joint who was a full-time or part-time employee of The Joint at anytime during the 12-month period ending on the date of termination of Executive’s employment, regardless of whether the employeeis or was employed on an “at will” basis or pursuant to a written agreement; or

(3)	directly or indirectly engage in, accept employment with, provide services for, or have a financial or other interest in, anyCompeting Business.

(b)	The duration of the Covenant Period shall be extended by a length of time equal to (i) the period during which Executive isin violation of Executive’s Nonsolicitation and Noncompetition Covenant and (ii) without duplication, any period during whichlitigation that The Joint institutes to enforce Executive’s Nonsolicitation and Noncompetition Covenant is pending (to theextent that Executive is in violation of Executive’s Nonsolicitation and Noncompetition Covenant during this period). Inno event, however, shall any such extension of the Covenant Period exceed 12 months.

(c)	Executive’s Nonsolicitation and Noncompetition Covenant shall apply to Executive regardless of the capacity in whichExecutive is acting, that is, whether as an employee, sole proprietor, partner, joint venturer, limited liability company manageror member, shareholder, director, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor or in any othercapacity or role.

(d)	Executive’s Nonsolicitation and Noncompetition Covenant shall not be violated, however, (i) by reason of Executive’sownership of less than 1% of the outstanding shares of any publicly-traded corporation or other entity or (ii) if (A) Executive’sservices are provided to a subsidiary, division or branch of a Competing Business but the subsidiary, division or branch is notitself a Competing Business, or if (B) the services that Executive provides as an employee of or consultant to a Competing Businessare not the same or substantially similar in nature to the services that Executive provided to The Joint during the 12-month periodending on the date of termination of Executive’s employment.

9.	Enforcement

(a)	Executive agrees that Executive’s violation of his Confidentiality Covenant or his Nonsolicitation and NoncompetitionCovenant (Executive’s “Covenants”) would cause irreparable harm to The Joint for which money damagesalone would be both difficult to determine and inadequate to compensate The Joint for its injury. Executive accordingly agreesthat if Executive violates either of his Covenants, The Joint shall be entitled to obtain a temporary restraining order and a preliminaryand permanent injunction to prevent Executive’s continued violation, without the necessity of proving actual damages or postingany bond or other security.

(b)	This right to injunctive relief shall be in addition to any other remedies to which The Joint may be entitled. If The Jointprevails in its lawsuit against Executive, Executive shall pay The Joint’s attorneys’ fees and court costs in prosecutingits lawsuit.

(c)	Executive agrees that if the court in which The Joint seeks injunctive relief, or otherwise seeks to enforce any provisionof this Agreement, determines that either of Executive’s Covenants is too broad in scope or geographical area or too longin duration to be valid and enforceable, the scope, area or duration may be reduced to limits that the court considers reasonableand, as so reduced, the Executive’s Covenant may be enforced against Executive.

10.	Inventions

Executive acknowledges that all Inventionsconceived of by Executive (either alone or with others) during Executive’s employment by The Joint shall be The Joint’ssole and exclusive property, and Executive irrevocably assigns to The Joint all of Executive’s rights, if any, in respectof any such Invention. This assignment shall not apply in respect of any Invention for which no equipment, supplies, facilitiesor Confidential Information of The Joint was used and which was developed entirely on Executive’s own time, unless (i) theInvention relates to The Joint’s business or its actual or demonstrably anticipated research or development or (ii) the Inventionresults from any work performed for The Joint by Executive.

11.	Termination

(a)	This Agreement shall terminate prior to its expiration under Paragraph 2 upon the occurrence of any one of the followingevents:

(1)	upon Executive’s resignation as an employee, by notice to The Joint effective as of the date of Executive’s noticeor any later date that the notice may specify;

(2)	upon The Joint’s termination of Executive’s employment for Cause, by notice to Executive effective as of the dateof The Joint’s notice;

(3)	upon The Joint’s termination of Executive’s employment without Cause, by notice to Executive effective as of thedate of The Joint’s notice or any later date that the notice may specify; or

(4)	upon Executive’s death.

(b)	Upon the termination of Executive’s employment for any reason, The Joint shall pay Executive (or his estate) Executive’saccrued salary through the date of termination.

(c)	Upon The Joint’s termination of Executive’s employment for Cause, or upon Employee’s termination of employment,The Joint shall have no obligation to continue to pay Executive any base salary payments or bonus payments (except as providedin Paragraph 11(b)).

(d)	Upon The Joint’s termination of Executive’s employment without Cause, The Joint shall continue to pay Executivehis non-deferred base salary payments through the six-month anniversary of his termination (but The Joint shall have no obligationto pay Executive any bonus payments, and The Joint shall have no obligation to pay Executive any deferred salary amounts accruingin periods following the date of Executive’s termination).

12.	Notices

Any notice or demand under this Agreementshall be effective only if it is in writing and is delivered in person or sent by certified or registered mail or overnight courierservice. Any notice to The Joint shall be delivered or sent to it at its principal offices, and any notice to Executive shall besent to him at his home address as shown on The Joint’s payroll records. A party may change his or its address for purposesof this Agreement by giving notice of the change to the other party in accordance with this Paragraph.

13.	Assignment

Neither party shall assign, transfer, pledgeor encumber any interest in this Agreement or any part thereof without the express written consent of the other party. For theavoidance of doubt, in the event of a Change of Control, (i) Executive’s failure to consent to the assignment of this Agreementupon The Joint’s (or its successor’s) request shall be considered a termination of this Agreement by Executive in accordancewith Paragraph 11(a)(1) hereof; and (ii) The Joint’s (or its successor’s) failure to consent to the assignment of thisAgreement upon Executive’s request shall be considered a termination of this Agreement by The Joint (or its successor) withoutcause in accordance with Paragraph 11(a)(3) hereof.

14.	Amendment

No amendment of this Agreement shall beeffective unless it is in writing, makes specific reference to this Agreement and is signed by both parties.

15.	Governing Law

This Agreement shall be governed by thelaws of the State of Arizona without reference to the choice of law provisions.

16.	Binding Effect.

This Agreement shall be binding on, andshall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

17.	Cooperation.

Upon termination of Executive’s employmentfor any reason, other than for death, disability or Cause, Executive shall fully cooperate with and assist The Joint in the transitionof all significant areas of Executive’s responsibility for the conduct of The Joint’s business to the officers andemployees of The Joint who have been assigned by The Joint to assume such duties. In this regard, and without limiting Executive’sobligation to assist with the transition, Executive shall within one (1) week of the effective date of his termination, delivera transition memorandum to The Joint setting forth in reasonable detail, all material open matters with respect to which Executivehas been devoting his attention including the status of such matters, the anticipated timeline for completion of such uncompletedmatters, key persons within and outside of The Joint who are involved in such matters and their respective roles, and any otherinformation reasonably necessary or appropriate in order to effect the transition of responsibility for such matters from Executiveto the persons to whom they have been reassigned including copies of pertinent background correspondence and documents in Executive’spossession. Following termination of employment, Executive shall have no further responsibility for the advancement or resolutionof any open matters, but shall make himself reasonably available by telephone or timely email correspondence for up to sixty (60)days following the termination of employment to respond to questions about the facts and circumstances surrounding and applicableto the open matters. Failure to fully comply with this Paragraph shall be grounds for withholding post-termination severance paymentsdue to Executive, but only if Executive is given written notice that The Joint believes that he is not fully cooperating, whichnotice states the reasons therefore, and after Executive is given fifteen (15) days to cure such non-cooperation. If such non-cooperationis ultimately cured, then any post-termination severance payments which may have been withheld shall be promptly resumed includingall back payments.

IN WITNESS WHEREOF, the parties have enteredthis Employment Agreement as of the Effective Date.

The Joint Corp.

/s/ Peter Holt
Peter Holt, President and Chief Executive Officer

/s/ John Meloun
John Meloun

Exhibit A

Definitions

Business means a person, proprietorship,partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether proprietary or not-for-profitin nature.

Change of Control means an eventor the last of a series of related events by which:

(1) any Person directly or indirectlyacquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or

(2) the Joint merges or consolidateswith another corporation, and holders of outstanding shares of the Joint’s common stock immediately prior to the merger orconsolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in electionsfor Directors; or

(3) the Joint sells all or a substantialportion of the consolidated assets of the Joint and its subsidiaries, and the Joint does not own stock in the purchaser havingmore than 51% of the voting power in elections for Directors.

As used in this definition, a “Person”means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of thatperson’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the ExchangeAct.

Competing Business means a Business(other than The Joint) that engages in the business of providing chiropractic services, directly or through related entities (includingbut not limited to franchise holders), from or at any location in a Restricted Area.

Causemeans any one or more of the following: (i) the commission of any crime involving dishonesty, breach of trust or physical harmto any person, (ii) willfully engaging in conduct that is in bad faith or injurious to The Joint or its business (including, forexample, fraud or embezzlement), (iii) gross misconduct, (iv) failure to comply with the significantprovisions of The Joint’s policies as specified in the Employee Handbook, or as otherwise adopted by the board of directorsand provided to Executive, applicable to Executive and then in effect, or (v) willful and material failure to perform or observe,or gross negligence in the performance of, any of the terms or provisions of this Agreement, including the failure of Executiveto follow the reasonable written directions of The Joint’s board of directors or President and Chief Executive Officer, andany breach of his agreements and covenants with The Joint as described in Paragraphs 7 or 8 hereof.

Confidential Information means anyinformation relating to The Joint or its business (regardless of who prepared the information), including but not limited to: tradesecrets; financial information and financial projections; marketing plans; vendor, franchisee and customer information; sales andrevenue information; product information; and technology and know-how.

The term “Confidential Information”does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure byExecutive in violation of this Agreement; or (ii) becomes available to Executive on a non-confidential basis from a source otherthan The Joint (provided, in case (ii), that the source of the information was not known to be bound by a confidentiality agreementor other contractual, legal or fiduciary obligation of confidentiality in respect of the information).

Invention means any invention, discovery,concept, idea, method, technique, process, formula or computer program, whether or not patentable and whether or not reduced topractice.

Restricted Area means anywhere withina radius of 100 miles of any location from or at which The Joint directly, or indirectly through one or more subsidiaries or franchises,engaged in the business of providing chiropractic services during the 12-month period ending on the date of termination of Executive’semployment.

Exhibit B

Initial Objectivesand Responsibilities

General

Executive shall be responsible for the financial,and risk management operations of the company, including the development of a financial strategy, metrics tied to that strategy,and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financialresults.

Responsibilities/Reporting

Planning. Executive shall:

•	Assist in formulating The Joint’s future direction and supporting tactical initiatives

•	Develop financial and tax strategies

•	Manage the capital request and budgeting processes

Operations. Executive shall:

•	Participate in key decisions as a member of the executive management team

•	Manage the accounting, tax, and treasury functions

•	Oversee the financial operations of subsidiary companies, if any

•	Oversee the company's transaction processing systems

•	Implement operational best practices

•	Oversee employee benefit plans

•	Supervise acquisition due diligence and negotiate acquisitions

Financial Information. Executive shall:

•	Oversee the issuance of financial information

•	Review and approve all Form 8-K, 10-K, and 10-Q filings and other filings with the Securities and Exchange Commission

•	Report financial results to the board of directors

•	Oversee the preparation and timely filing of all local, state and federal tax returns

Risk Management. Executive shall:

•	Understand and mitigate key elements of the company's risk profile

•	Construct and monitor reliable control systems

•	Maintain appropriate insurance coverage

•	Ensure that the company complies with all legal and regulatory requirements

•	Ensure that record keeping meets the requirements of auditors and government agencies

•	Report risk issues to the audit committee of the board of directors

•	Maintain relations with external auditors and investigate their findings and recommendations

Funding. Executive shall:

•	Monitor cash balances and cash forecasts

•	Arrange for debt and equity financing

•	Invest funds

Third Parties. Executive shall:

•	Participate in conference calls with the investment community

•	Maintain banking relationships

•	Represent the company with investment bankers and investors

•	Select and engage consultants

•	Serve as a key point of contact for external auditors

•	Manage preparation and support of all external audits